 Exhibit 28(m)

FORM OF RULE 12b-1 PLAN

(as adopted ________2010)

The SteelPath MLP Funds Trust

Class A Shares

The SteelPath MLP Funds Trust (the “Trust”) has adopted this Rule 12b-1 Plan (the “Plan”) for Class A Shares of each fund listed on Appendix A hereto (each a “Fund” and collectively, the “Funds”), in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”):

1.           Distribution and Service Support

Subject to the supervision of the Board of Trustees of the Trust, the Trust may, directly or indirectly, finance any distribution, sales or promotional activity that is primarily intended to result in the sale of shares of the Funds, including but not limited to: (a) payments, including incentive compensation, to securities dealers or brokers, administrators or other financial intermediaries, financial institutions, investment advisors and others (“Intermediaries”) that are engaged in the sale of Fund shares, or that may be advising shareholders of the Trust regarding the purchase, sale or retention of Fund shares, or that hold Fund shares for shareholders in omnibus accounts or as shareholders of record; (b) payments to Intermediaries that provide shareholder or administrative services to a Fund and its shareholders or that maintain shareholder accounts; (c) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Fund shares; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Funds for recipients other than existing shareholders of the Funds; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan (collectively, “Distribution and Service Support”).  The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class A Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2.           Compensation

A.           Distribution Fees.  Each Fund is authorized to compensate Intermediaries for providing or arranging to provide sales, promotion and distribution support under this Plan.  Each Fund will accrue a fee at the annual rate of 0.25% of each Fund’s average daily net assets attributable to Class A shares.  The fee will be accrued by the Funds daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as requested in writing. The fee may be used for, among other things, making the payments contemplated by Section 3 of this Plan and paying interest and principal where such payments have been financed.

B.           Any Fund may pay fees at a lesser rate than the fees specified in Section 2.A. of this Plan as agreed upon by the Board and as approved in the manner specified in Section 4(B) of this Plan.

C.           Payments under this Plan are not tied exclusively to expenses incurred.  To the extent that amounts paid hereunder are not used to specifically compensate Intermediaries for sales, promotional and shareholder servicing activities, such amounts shall be retained by the Funds as compensation for distribution-related services.  Fees with respect to a Fund will be payable by such Fund until either this Plan or the Distribution Agreement between the Trust and the Distributor is terminated or not renewed with respect to shares of that Fund.

3.           Intermediaries

A.           The Trust hereby authorizes the Distributor to enter into written agreements with Intermediaries to provide the Distribution and Service Support related to the Plan.  The Funds may compensate Intermediaries for providing Distribution and Service Support to Class A shareholders from any fees received under the Plan as provided in Section 2 of this Agreement.  Payments to an Intermediary as compensation for providing Distribution and Service Support are contingent upon compliance by the Intermediary with the terms of the written agreement between the Distributor and the Intermediary.

B.           The Distributor will, in its sole discretion, determine the amount of any payments made to Intermediaries pursuant to this Plan, and may from time to time in its sole discretion increase or decrease the amount of such payments; provided, however, that no such payment will increase the amount which the Funds are required to pay under this Plan.

C.           The Distributor will be responsible for the payment of all expenses incurred by it in rendering the foregoing services, except that the Funds will pay the cost of typesetting, printing and delivering prospectuses to existing shareholders of each Fund and of preparing and printing subscription application forms for shareholder accounts.

4.           Term and Termination

A.           This Plan has been approved by the Board of Trustees of the Trust in accordance with Rule 12b-1(b)(2) of the 1940 Act.

B.           This Plan became effective on ________________________, 2010 and its continuation until ________________, 2012 was approved by the Board of Trustees.  This Plan may be continued for successive twelve (12) month periods (computed from each                      ), provided that such continuation is specifically approved at least annually by vote of the Board of Trustees of the Trust and by a vote of a majority of those Trustees who are not “interested persons” (as defined in the 1940 Act) (“Independent Trustees”) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting called for the purpose of voting on this Plan.

C.           This Plan may be terminated at any time, without the payment of any penalty, by vote of by a vote of a majority of the Independent Trustees who have no direct or indirect financial interest in the operation of this Plan or any agreement related to this Plan, or by vote of a majority of our outstanding voting securities, as defined in the 1940 Act.

5.           Quarterly Reports

The Distributor shall provide to the Board of Trustees of the Trust and the Board will review, at least quarterly, a written report of the amounts expended under this Plan and any related agreements and the purposes for which such expenditures were made.

6.           Amendments

This Plan may not be amended to increase materially the maximum amount to be paid hereunder without shareholder approval and all material amendments to this Plan shall be approved only in accordance with the provisions of Section 4(B) of this Plan

7.           Compliance with Fund Governance Standards

While this Plan is in effect, the Trust will comply with those fund governance standards in Rule 0-1(a)(7) under the 1940 Act then in effect, including the requirements that (a) the selection and nomination of Independent Trustees will be made solely at the discretion of the existing Independent Trustees; (b) any person who acts as legal counsel for the Independent Trustees shall be independent legal counsel as defined in Rule 0-1(a)(6) under the 1940 Act; (c) the Board of Trustees conduct an annual self-assessment and (d) the Independent Trustees meet at least quarterly in a session at which no Trustees who are interested persons are present.

8.           Recordkeeping

The Trust will preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

9.           Severability

As this Plan covers Class A Shares of each of the Funds, the provisions of this Plan are severable as to each Fund.  Actions required to be taken under this Plan must be taken separately for each Fund affected by the matter.

Appendix A

SteelPath MLP Select 40 Fund

SteelPath MLP Alpha Fund

SteelPath MLP Income Fund